Exhibit 4(d)

                THIRD AMENDMENT TO LOAN AGREEMENT


THIS THIRD AMENDMENT ("Amendment"), made and entered into as of the 24th day of September, 1993 by and between KOPPEL STEEL CORPORATION, a Pennsylvania corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), as "Agent" and sole "Lender" under the Loan Agreement referred to hereinafter (as such capitalized terms are defined therein);

                    W I T N E S S E T H:

WHEREAS, Borrower and GE Capital, as Agent and sole Lender, are parties to a certain Loan Agreement, dated as of October 4, 1990 (as heretofore amended, the "Loan Agreement"; capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Loan Agreement); and

WHEREAS, pursuant to the Loan Agreement GE Capital makes available certain Capital Expenditure Loans to Borrower the proceeds of which are to be used by Borrower to finance Capital
Expenditures under Borrower's Capital Expenditures Program; and

WHEREAS, Borrower has advised GE Capital that it intends to obtain a Capital Expenditure Loan in the amount of $8,000,000 on or about the date hereof and has requested that GE Capital permit it to use the proceeds of such Loan to pay in full its obligations to PMAC under the Capital Improvements Note and, subject to the terms and conditions set forth herein and in the Loan Agreement, GE Capital is willing to do so; and

WHEREAS, Borrower and GE Capital wish to enter into this Amendment in order to memorialize their mutual understanding in regard to such Capital Expenditure Loan and certain related modifications to the Loan Agreement;

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Refinancing Capital Expenditure Loan. Notwithstanding the restrictions set forth in Sections 2.04 and 2.07 of the Loan Agreement regarding the use of proceeds of Capital Expenditure Loans, GE Capital hereby consents to Borrower's use of the proceeds of an $8,000,000 Capital Expenditure Loan which Borrower anticipates obtaining on or about the date hereof (herein the "Refinancing Capital Expenditure Loan") to pay in full all of its obligations to PMAC under the Capital Improvements Note; provided, however, that GE Capital's consent is subject to each of the following conditions:

(a) Except as expressly set forth hereinabove regarding the use of proceeds thereof, the Refinancing Capital Expenditure Loan will be subject to all terms and conditions of the Loan Agreement applicable to Capital Expenditure Loans. Without limitation of the foregoing (i) Borrower will comply with all provisions of
Section 2.04 of the Loan Agreement in regard to its request for the Refinancing Capital Expenditure Loan; (ii) the Refinancing Capital Expenditure Loan will be repaid as provided in Section 2.04(c) of the Loan Agreement and will bear interest as provided in Section 2.09(d) or (f), as applicable, of the Loan Agreement,
(iii) concurrently with its receipt of the Refinancing Capital Expenditure Loan Borrower will pay to GE Capital a Funding Fee in the amount of $80,000 as required by Section 2.12 of the Loan Agreement and (iv) each of the conditions precedent to the making of Capital Expenditure Loans set forth in Article 3 of the Loan Agreement shall have been satisfied prior to funding of the Refinancing Capital Expenditure Loan (except that Borrower shall not be required to certify that the proceeds of such Refinancing Capital Expenditure Loan will be used to fund Capital Expenditures).

(b)  Prior to the funding of the Refinancing Capital Expenditure
Loan, each of the following additional conditions precedent shall have been satisfied:

(i) By execution of this Amendment, Borrower shall have agreed with GE Capital that effective on the date of execution of this Amendment, the Loan Agreement shall be deemed to be amended in the manner set forth in Section 2 hereof.

(ii) Borrower shall have caused to be delivered to GE Capital UCC termination statements, mortgage releases and other releases, in form and substance satisfactory to GE Capital, signed by PMAC, releasing all Liens of PMAC in the assets of Borrower securing the Capital Improvements Note.

(iii) NS Group and Borrower shall have entered into an amendment to the Take or Pay Note or a replacement Take or Pay Note, in form and substance satisfactory to GE Capital, which shall provide that, in addition to any other prepayments required under the Take or Pay Note, in the event that NS Group's wholly-owned subsidiary, Kentucky Electric Steel Corporation ("Kentucky Electric"), shall issue pursuant to a public offering or private placement any shares of any equity security of Kentucky Electric (other than pursuant to the conversion or exercise of any existing security, option or right, any existing or future employee stock option plan of Kentucky Electric, a dividend payable in stock, or any other issuance of equity securities for a consideration other than cash or marketable securities), NS Group shall, within ten (10) days after receipt by Kentucky Electric of the net cash proceeds of such issuance, prepay the principal amount of the Take or Pay Note, and all accrued and unpaid interest thereon, in the amount of such net cash proceeds (net of all costs and expenses directly attributable to the offering, including, but not limited to, attorneys' fees, underwriting discounts or commissions, placement fees or other professional fees, and stock transfer taxes paid or payable in connection therewith) up to the then outstanding principal amount of the Take or Pay Note and all accrued and unpaid interest thereon.

(iv) Borrower shall have paid all fees, costs and expenses incurred by GE Capital in connection with the preparation, execution and delivery of this Amendment and any other Loan Documents contemplated hereby (including the reasonable fees and expenses of its counsel retained in connection with this Amendment).

(v) NS Group and Borrower shall have delivered to GE Capital certified resolutions of their respective boards of directors authorizing the execution, delivery and performance by each such entity of this Amendment and the other Loan Documents contemplated hereby to the extent that each is party thereto.

(vi) Borrower shall have delivered to GE Capital all environmental, health and safety Permits necessary for Borrower to conduct its operations on the Q&T Property in compliance with all applicable Environmental Laws.

(vii) NS Group and Borrower shall have executed and delivered to GE Capital such other documents, instruments and agreements as GE
Capital shall reasonably request in connection with the transactions contemplated hereby.

In the event that all conditions precedent set forth hereinabove and in the Loan Agreement with regard to the funding of the Refinancing Capital Expenditure Loan are not satisfied on or prior to September 30, 1993, and the Refinancing Capital Expenditure Loan is not made on or prior to such date, the consent set forth herein shall be void and of no further force or effect. The consent set forth herein is limited to the matter set forth herein and shall not be deemed to waive or modify any provision of the Loan Agreement (except as expressly set forth above in regard to the use of proceeds of the Refinancing Capital Expenditure Loan) or the other Loan Documents or to serve as a consent to any other matter prohibited by the terms and conditions thereof.

2. Amendments to Loan Agreement. Effective upon the execution of this Amendment by Borrower and GE Capital the Loan Agreement shall be deemed to be amended in the following respects:

(a)  Amendment to Section 6.03 of the Loan Agreement.  Section
6.03 of the Loan Agreement shall be deemed to be amended by deleting clause (d) thereof in its entirety and substituting in lieu thereof the following revised clause (d):

(d) not make, or permit its Subsidiaries to make, Capital Expenditures except in accordance with the Capital Expenditure Program and the Capital Expenditures budget approved by the Required Lenders pursuant to Section 5.01(f)(ii); provided that,
(i) during its 1994 Fiscal Year Borrower shall make, or commit in writing (with suppliers, contractors and similar Persons) to make, Capital Expenditures of at least Five Million Dollars ($5,000,000) in accordance with the Capital Expenditure Program and the Capital Expenditures budget approved by the Required Lenders for such Fiscal Year and (ii) during the first ninety
(90) days of its 1995 Fiscal Year Borrower shall make any Capital Expenditures committed to be made by Borrower in its 1994 Fiscal Year, as provided in the preceding clause (i), but not actually made in such Fiscal Year.

(b)  Amendment to Section 9.01 of the Loan Agreement.  Section
9.01 of the Loan Agreement is hereby amended by adding at the end thereof a new clause (p) to read as follows:

(p) NS Group shall fail to prepay the Take or Pay Note (and accrued and unpaid interest thereon) within ten (10) days after the receipt by Kentucky Electric Steel Corporation ("Kentucky Electric") of the proceeds of any public offering or private placement of any shares of any equity security of Kentucky Electric (other than pursuant to the conversion or exercise of any existing security, option or right, any existing or future employee stock option plan of Kentucky Electric, a dividend payable in stock, or any other issuance of equity securities for a consideration other than cash or marketable securities), in an amount equal to the cash proceeds of such offering or placement (net of all costs and expenses directly attributable to the offering or placement, including, but not limited to, attorneys' fees, underwriting discounts or commissions, placement fees or other professional fees and stock transfer taxes paid or payable in connection therewith) up to the then outstanding principal amount of the Take or Pay Note and all accrued and unpaid interest thereon.

3. Representations and Warranties. Borrower hereby represents and warrants in favor of GE Capital as follows:

(a) The execution, delivery and performance by NS Group and Borrower of this Amendment and any other Loan Documents contemplated hereby and the amendment to the Take or Pay Note or the Replacement Take or Pay Note contemplated by Section 1 hereof (the "Take or Pay Note Amendment"), to the extent that each is party thereto, (i) are within NS Group's and Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of NS Group's or Borrower's respective certificates or articles of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, debenture, mortgage, deed of trust, lease, agreement, guaranty or other document or instrument to which NS Group or Borrower is a party or by which NS Group or Borrower or any of their respective properties is bound (including, without limitation, the documents described in Section 5.01(o) of the Loan Agreement and the Loan Agreement, dated as of January 21, 1992, between Borrower and the Commonwealth of Pennsylvania, acting by and through its Department of Commerce (the "Sunny Day Loan Agreement")); (vi) will not result in the creation or imposition of any Lien upon any of the property of NS Group or Borrower other than those in favor of GE Capital, all pursuant to the Loan Documents, and Permitted Encumbrances; and (vii) do not require the consent, authorization or approval of, or any declaration, notification, filing or registration with, any governmental body, agency, authority or any other Person, which have not been fully obtained, made or complied with.

(b) This Amendment and each of the other Loan Documents contemplated hereby and the Take or Pay Note Amendment have been duly executed and delivered for the benefit of or on behalf of NS Group or Borrower, as the case may be, and this Amendment, each of such other Loan Documents and the Take or Pay Note Amendment constitute the legal, valid and binding obligations of NS Group and Borrower, to the extent each is party thereto, enforceable against NS Group and Borrower in accordance with their respective terms.

(c) Borrower is not presently in default under any indenture, debenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is party, including, without limitation, the Sunny Day Loan Agreement.

(d) (i) The operations of Borrower and each of its Subsidiaries, with respect to the Q&T Property, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and each of its Subsidiaries have obtained all environmental, health and safety Permits necessary for Borrower to operate its business at the Q&T Property, and all such Permits are valid, in good standing and not subject to any modification or revocation proceeding and Borrower and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of such Permits; (iii) Borrower and each of its Subsidiaries and its past and present operations at the Q&T Property, are not subject to any outstanding written order or agreement with any governmental authority or private party respecting (A) any Environmental Laws, (B) any Remedial Actions, or (C) any Environmental Claims arising from the Release or potential Release of a Contaminant into the environment; (iv) none of the present or past operations of Borrower or any of its Subsidiaries with respect to Q&T Property is subject to any judicial or administrative proceeding alleging a violation of any Environmental Law; (v) none of the past or present operations of Borrower or any of its Subsidiaries with respect to the Q&T Property is the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release or potential Release of any Contaminant into the environment under any applicable law; (vi) except as described on Exhibit "A" attached hereto and incorporated herein by reference, neither Borrower nor any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage, or disposal of a hazardous or solid waste or reporting a spill or Release of a Contaminant into the environment at, from or under the Q&T Property under any applicable law; (vii) neither Borrower nor any of its Subsidiaries, with respect to the Q&T Property, has contingent liabilities in connection with Releases or potential Releases of any Contaminant at or from the Q&T Property into the environment; (viii) none of Borrower's or any of its Subsidiary's operations at the Q&T Property will involve or have involved, the generation, transportation, treatment, recycling, reclamation, handling, use or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except such hazardous waste generated in the normal course of business and transported, treated, recycled, reclaimed, handled, used or disposed of in compliance with all applicable Environmental Laws; (ix) none of Borrower, Borrower's Subsidiaries, or, to our knowledge, any other prior owner, any lessee, or any other person has disposed of any Contaminant by placing it in any disposal unit or in or on the ground or waters of the Q&T Property; (x) except as described on Exhibit "A", no underground storage tanks or surface impoundments are on, at or under the Q&T Property; and (xi) no Lien in favor of any governmental authority for (A) any liability under Environmental Laws, or (B) damages arising from or costs incurred by such governmental authority in response to a Release of a Contaminant into the environment, has been filed or attached to the Q&T property.

4. Additional Mortgage. At GE Capital's request at any time hereafter, Borrower shall deliver to GE Capital (a) such written representations and warranties regarding the compliance of the Q & T Property and Borrower's operations thereon with all applicable Environmental Laws as GE Capital shall request in addition to the representations and warranties set forth at
Section 3(d) above and, if appropriate, a statement or schedule setting forth in detail the reasons that Borrower cannot make some or all of the requested representations and warranties without qualification, (b) Mortgages and Assignments of Rents and Leases, or amendments to the Mortgages and Assignments of Rents and Leases delivered by Borrower to GE Capital on the Closing Date, in either case, in form and substance satisfactory to GE Capital, granting to GE Capital first priority Liens on the Q & T Property, as further security for the Obligations, (c) title and extended coverage insurance, in amounts satisfactory to GE Capital, covering the Q & T Property and (d) an opinion of local Pennsylvania counsel, in form and substance satisfactory to GE Capital, as to the enforceability of the documents executed by Borrower pursuant to the preceding clause (b) and such related matters as GE Capital shall request.


5.   Miscellaneous.

(a) Restatement of Representations and Warranties. Subject to those matters (if any) set forth on Exhibit "B" attached hereto and incorporated herein by reference, Borrower hereby restates and renews each and every representation and warranty heretofore made by it under, or in connection with, the execution and delivery of the Loan Agreement and the other Loan Documents except the representations and warranties set forth at Sections 4.18, 4.19 and 4.27 of the Loan Agreement.

(b) Effect of Amendment. All terms of the Loan Agreement, as amended hereby, and the other Loan Documents, shall be and remain in full force and effect from and after the date hereof and shall constitute the legal, valid, binding and enforceable obligations of Borrower to GE Capital. All references to the "Loan Agreement" in the other Loan Documents shall be deemed references to the Loan Agreement, as amended hereby. This Amendment shall constitute a "Loan Document" for all purposes of the Loan Agreement.

(c) Ratification. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan
Agreement, as amended hereby, and the other Loan Documents effective as of the date hereof.

(d) Estoppel. To induce GE Capital to enter into this Amendment and to continue to make financial accommodations to Borrower under the Loan Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no defense, right of offset, claim, counterclaim or objection in favor of Borrower as against GE Capital with respect to the Obligations.

(e)  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK
AND ALL APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

KOPPEL STEEL CORPORATION

By:  /s/ Clifford R. Borland
Name: Clifford R. Borland
Title: Chairman


GENERAL ELECTRIC CAPITAL CORPORATION, individually and as Agent

By:  /s/ John M. Greely
Name: John M. Greely
Title:Manager - Operations

ACKNOWLEDGMENT OF NS GROUP

The undersigned, NS Group, Inc., hereby (a) acknowledges its receipt of a copy of, and agreement with the terms of, the within and foregoing Third Amendment to Loan Agreement and ratifies and affirms each provision thereto applicable to it, (b) agrees that the NS Group Guaranty Documents, the NS Group Put Agreement and the NS Group Take or Pay Agreement (as such terms are defined in the Loan Agreement referenced in the within and foregoing Third Amendment to Loan Agreement) will continue in full force and effect without diminution or impairment notwithstanding the execution and delivery of the within and foregoing Third Amendment to Loan Agreement, and (c) certifies that, as of the date hereof, there exists no defense, right of offset, claim, counterclaim or objection to the payment and performance by the undersigned of the terms of the NS Group Guaranty Documents, the NS Group Take or Pay Agreement or the NS Group Put Agreement.

IN WITNESS WHEREOF, the undersigned has set its hand and seal as of the 24th day of September, 1993.

NS GROUP, INC.


By: /s/ Clifford R. Borland
Name: Clifford R. Borland
Title: President and CEO